TherapeuticsMD, Inc.  10-Q

Exhibit 10.31
AGREEMENT TO FORFEIT
NON-QUALIFIED STOCK OPTIONS

THIS AGREEMENT is dated as of May 8, 2013 (the “Agreement”), between Robert G. Finizio (the “Executive”) and TherapeuticsMD, Inc., a Nevada corporation (the “Company”).

WHEREAS, the Company has adopted and sponsors the 2012 Stock Incentive Plan (the “Plan”), under which the Company is permitted to grant equity based incentive compensation to its employees, members of its Board of Directors, and other advisers and consultants;

WHEREAS, pursuant to the Plan and the employment agreement entered into by and between the Company and the Executive (the “Employment Agreement”) on November 8, 2012, the Company granted the Executive 900,000 non-qualified stock options on November 30, 2012, all of which remain outstanding and unexercised as of the date hereof (the “Outstanding Options”); and

WHEREAS, the Executive wishes to voluntarily forfeit 600,000 of the Outstanding Options (the “Forfeited Options”), of which 300,000 vest on November 8, 2014 and 300,000 vest on November 8, 2015, for no consideration, and make the Forfeited Options available for further awards under the Plan, and the Company wishes to accept such forfeiture.

NOW, THEREFORE, the Executive and the Company hereby agree as follows:

1.  Forfeited Options.  The Forfeited Options are hereby forfeited, and the Executive shall have no further rights in the Forfeited Options.  The Executive and the Company both acknowledge that the Company has not paid or promised to pay to the Executive any consideration, whether now or in the future, with respect to the forfeiture of the Forfeited Options.

2.  Future Option Awards.  The Executive hereby agrees to forfeit his right to receive future options awarded pursuant to the Plan. The Executive further agrees not to accept any future option awards from the Company, pursuant to the Plan or otherwise, in the Executive’s capacity as an officer or member of the Board of Directors of the Company.

3.  Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

4.  Amendment.  Neither this Agreement nor any of the terms hereof may be amended, supplemented, waived or modified except by an instrument in writing signed by the party against which the enforcement of such amendment, supplement, waiver or modification shall be sought.

5.  Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

6. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of principles of conflicts of laws that may require the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, the Executive has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first set forth above.

EXECUTIVE

/s/ Robert G. Finizio
Robert G. Finizio

COMPANY

TherapeuticsMD, Inc.

By:	/s/ Daniel A. Cartwright
Name:	Daniel A. Cartwright
Title:	Chief Financial Officer